Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

EQUINIX, INC.

* * * * *

Equinix, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent, the Board of Directors of the Company adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, as set forth in the following paragraph, declaring said amendment to be in the best interests of the Company and its stockholders and authorizing the appropriate officers of the Company to solicit the consent of the stockholders therefor.

SECOND: That Article X of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 16, 2000, as amended on December 30, 2002, is hereby amended by deleting Article X thereof and substituting the following in lieu thereof:

“In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Restated Certificate.”

THIRD: The foregoing amendment was duly adopted and in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Equinix, Inc. has caused this Certificate to be duly executed in its corporate name this 9th day of June, 2011.

EQUINIX, INC.

By:	/s/ Stephen Smith
Stephen Smith
President and Chief Executive Officer